             EXHIBIT 99.1
Equity One, Inc.	For additional information at the Company:
1600 NE Miami Gardens Drive	Howard Sipzner, EVP and CFO
North Miami Beach, FL 33179	Feryal Akin, Corporate Communications
305-947-1664

FOR IMMEDIATE RELEASE:

Equity One Agrees to Sell 30 Texas Properties Valued at $402 Million to a Joint Venture with Investcorp

Equity One Expects to Recognize $92 Million of Total Gains and Realize $327 Million of Net Proceeds

NORTH MIAMI BEACH, FL; March 27, 2006 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in the southern and north-eastern United States, announced today that it has signed a definitive agreement to enter into a joint venture with Investcorp, a global investment group whose real estate team is based in New York. Pursuant to this agreement, the joint venture will acquire 30 of Equity One’s 32 Texas properties in a transaction valued at approximately $402 million, representing a capitalization rate of 7.2% based on 2005 historical net operating income and 7.7% based on projected figures for 2006. Equity One expects to realize net proceeds of approximately $327 million and will receive a 20% interest in the joint venture at the closing of the transaction. The 30 properties, which are listed below, comprise approximately 2.9 million square feet and were 92.6% leased as of December 31, 2005. The transaction is expected to close during the second quarter of 2006 subject to customary closing conditions, including the joint venture’s receipt of approximately $323 million of committed property financing. Upon the closing of the transaction, Equity One expects to record an estimated gain on the sale of approximately $92 million, including approximately $5 million of gains on the sale of various undepreciated land parcels.

Following the closing of the transaction and subject to the approval of its board of directors, Equity One expects to pay a special dividend of up to $1.50 per share of common stock to its stockholders, and will use the balance of the proceeds to fund a combination of currently pending and potential investment activities and to pay down existing debt. In addition to its underlying 20% equity stake in the joint venture, a subsidiary of Equity One will also be responsible under a separate, 15-year agreement for the management and leasing of the joint venture properties.

“We are thrilled to undertake this transaction with Investcorp,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “It is a high-quality financial institution with an extremely strong track record. This venture allows us to recycle capital to higher growth opportunities in our target markets in the southern and northeastern United States as well as explore new opportunities in the Mid-Atlantic States. By retaining a 20% ownership stake and managing the properties, we will share in the upside from this portfolio and remain in a position to capitalize upon other opportunities in Texas. We believe that this transaction creates significant value for our stockholders with a meaningful gain on sale and the possibility of a special dividend distribution.”

Conference Call / Web Cast Information

We will host a conference call today, Monday, March 27, 2006, at 2:30 p.m. EST to discuss the joint venture transaction. Investors may join the call by dialing (866) 770-7129 (U.S./Canada) or (617) 213-8067 (international) using passcode 31406086. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available following the call on our web site. You may also access the replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 48347824. The telephone replay will be available through April 3, 2006.

About Equity One, Inc.

Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Our 20.3 million square foot portfolio consists of 195 properties (including the Texas assets) encompassing 128 supermarket-anchored shopping centers, seven drug store-anchored shopping centers, 49 retail-anchored shopping centers, six development parcels and five other non-retail properties, as well as a non-controlling interest in one unconsolidated joint venture. For additional information, please visit our web site at http://www.equityone.net/.

About Investcorp

Investcorp’s New York-based team of real estate professionals focuses on high-quality existing commercial, hotel and residential properties with strong cash flow and attractive potential for medium-term capital gains as well as a growing number of opportunistic investments. The team oversees a portfolio with a current value of $2.3 billion (or $2.7 billion, upon completion of the Equity One transaction) in selected urban and suburban markets in the U.S. Investcorp has concentrated its property investments in sector-specific real estate portfolios including office, retail, hotel, industrial, and residential properties. In addition to investing in real estate, Investcorp focuses on corporate investments, asset management and technology investments. Since it was established in 1982, the firm has completed transactions with an aggregate value of approximately $28 billion. Additional information on Investcorp may be found at http://www.investcorp.com/.

Forward Looking Statements

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions, the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the financial condition of Equity One's current and prospective tenants; supply conditions in Equity One’s markets; the availability of properties for acquisition; the timing and financial impact of developments and redevelopments; the timing and results of property dispositions; the lease-up of vacant space; the effects of natural and other disasters; the integration of the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.

Properties to Be Acquired by the Joint Venture from Equity One, Inc.

Property	Location	Square Footage
Bandera Festival	San Antonio, TX	195,438
Barker Cypress	Houston, TX	66,945
Beechcrest	Houston, TX	90,647
Benchmark Crossing	Houston, TX	58,384
Bissonnet	Houston, TX	15,542
Blanco Village	San Antonio, TX	108,325
Colony Plaza	Sugarland, TX	26,513
Copperfield	Houston, TX	133,984
Creekside	Arlington, TX	103,464
DeSoto Shopping Center	DeSoto, TX	69,090
Forestwood	The Woodlands, TX	88,760
Green Oaks	Arlington, TX	65,091
Grogan's Mill	The Woodlands, TX	118,517
Hedwig	Houston, TX	69,504
Highland Square	Sugarland, TX	64,171
Market at First Colony	Sugarland, TX	107,301
Mason Park	Katy, TX	160,047
Melbourne Plaza	Hurst, TX	47,517
Minyards	Dallas, TX	65,295
Mission Bend	Houston, TX	131,575
Parkwood	Plano, TX	81,590
Richwood	Richardson, TX	54,871
Southlake Village	Southlake, TX	118,092
Spring Shadows	Houston, TX	106,995
Steeplechase	Jersey Village, TX	105,152
Sterling Plaza	Irving, TX	65,765
Townsend Square	DeSoto, TX	146,953
Village by the Park	Arlington, TX	44,523
Westgate	Houston, TX	298,354
Wurzbach	San Antonio, TX	59,771

Total (30 Properties)		2,868,176